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                                                                   EXHIBIT 11


                          AFTERMARKET TECHNOLOGY CORP.

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                        Three Months Ended June 30,       Six Months Ended June 30,
                                                             1998           1997           1998           1997
                                                       --------------   -------------   ------------   -------------
                                                                  (Unaudited)                  (Unaudited)

Income before extraordinary item                          $ 3,998        $ 5,912        $10,301        $11,479

Extraordinary item - net of income tax benefit                -              -              363          3,749
                                                       --------------   -------------   ------------   -------------
Net income per statements of income                       $ 3,998        $ 5,912        $ 9,938        $ 7,730
                                                       --------------   -------------   ------------   -------------
                                                       --------------   -------------   ------------   -------------
Shares:

Weighted average common shares outstanding                 20,015         17,000         19,898         16,990

Net effect of stock options and warrants
     outstanding, calculated using the treasury
     stock method at the average price for the period       1,236          1,897          1,361          1,892
                                                       --------------   -------------   ------------   -------------
Total                                                      21,251         18,897         21,259         18,882
                                                       --------------   -------------   ------------   -------------
                                                       --------------   -------------   ------------   -------------
Diluted earnings per common share:
     Income before extraordinary item                     $  0.19        $  0.31        $  0.49        $  0.61
     Extraordinary item, net of income tax benefit            -              -            (0.02)         (0.20)
                                                       --------------   -------------   ------------   -------------
Net income per share                                      $  0.19        $  0.31        $  0.47        $  0.41
                                                       --------------   -------------   ------------   -------------
                                                       --------------   -------------   ------------   -------------
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